Exhibit 99.1

Contact:
Kendra Kimmons
Vice President of Marketing & Communications
225-299-3708
kendra.kimmons@amedisys.com

Amedisys and Souh1nd Physicians to Launch “Home Health Advanced” Pilot Program

BATON ROUGE, La., April 27, 2021 – Amedisys, Inc. (NASDAQ: AMED), a leading provider of home health, hospice and personal care, in collaboration with Sound Physicians, a leading physician practice partner to health systems and plans, physician groups and post-acute providers, will launch the Home Health Advanced Program in the southeastern United States. The program is part of both Amedisys’ and Sound Physicians’ efforts to provide the highest quality care to patients in their home upon their discharge from an acute setting.

The program, anticipated to begin providing services in mid-May 2021, is designed to support home-based care for Medicare FFS patients who meet certain diagnosis and acuity levels. The program provides Amedisys personal care services, telemedicine services through Sound Physicians, a dedicated care coordination team and enhanced patient and caregiver communication during the first two-to-three weeks of a home health episode, all at no additional cost to patients.

“This long-anticipated innovation will further prove the value of care in the home for higher acuity patients and caregivers,” stated Chairman and CEO Paul Kusserow. “The combination of the highest quality home health care in the industry and coordinated personal care support to help patients and caregivers with activities of daily living is the key to future innovations like these and has enormous implications for the future of healthcare. We could not have a better partner than Sound Physicians to deliver on this much-needed solution.”

Amedisys’ unique Personal Care Network, now spanning 39 states and 1,500 agencies, will allow the Company to scale this program across its home health footprint.

“As part of our ongoing commitment to improve quality and reduce costs for patients across their whole episode of care, we’re delighted to partner with Amedisys on a Home Health Advanced Offering,” stated Robert Bessler, MD, Founder and CEO, Sound Physicians. “Amedisys’ commitment to driving value aligns with our mission, and we look forward to further innovating with this unique care-at-home option, something our physicians and patients have long desired.”

“COVID-19 accelerated patients’ desire to be cared for in the home, and Amedisys is working to meet this demand by moving up the acuity scale to focus on new, sicker patients who previously had limited options,” stated Senior Vice President of Innovations Sandra Schrauf. “By implementing this program, we can offer a better alternative as healthcare in the home grows beyond the pandemic.”

About Amedisys: Amedisys, Inc. is a leading healthcare at home company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,900 hospitals and 78,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, La. with an executive office in Nashville, Tenn., Amedisys is a publicly held company. With approximately 21,000 employees in 514 care centers in 39 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 418,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

About Sound Physicians: Sound Physicians is a leading physician partner to hospitals, health plans, physician groups, and post-acute providers seeking to transform outcomes for acute episodes of care. For 20 years, our high-performing and affordable care models have combined physician leadership, clinical process, technology, and analytics to consistently improve clinical and financial performance. We are pioneers in value, working together with our partners and community providers to bridge gaps in patient care, from hospital to home. Visit us at www.soundphysicians.com.

Forward-Looking Statements: When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should,” “will” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: the impact of the novel coronavirus pandemic (“COVID-19”), including the measures that have been and may be taken by governmental authorities to mitigate it, on our business, financial condition and results of operations, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to consistently provide high-quality care, our ability to attract and retain qualified personnel, our ability to keep our patients and employees safe, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, widespread protest or civil unrest, our ability to integrate, manage and keep our information systems secure, our ability to realize the anticipated benefits of acquisitions, and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking, and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

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